Exhibit 10.141

Dollar Thrifty Automotive Group, Inc.

Director Compensation

Effective 2007 Until Modified

Directors who are not officers or employees of Dollar Thrifty Automotive Group, Inc. (“DTAG”) will be paid an annual retainer of $35,000 payable in shares of DTAG stock. Committee chairmen will also be paid an additional retainer in shares of DTAG stock, with the Governance Committee chairman receiving $5,000, and the Human Resources and Compensation Committee chairman receiving $7,500. An attendance fee of $1,000 payable in DTAG stock or cash will be paid for each meeting of the Board of Directors and Committee meeting. In addition, the Chairman of the Board of Directors is paid an additional $150,000 annually. For the calendar year 2007 only, the Chairman of the Board of Directors will be paid additional, non-recurring compensation of $50,000 for extraordinary services.

All Audit Committee members receive $18,000 annually instead of meeting attendance fees, in each case payable in either cash or DTAG stock. In addition to the $18,000 annual fee, the Audit Committee chairman will also receive a $10,000 retainer annually in shares of DTAG stock.

Each calendar year, non-employee directors will be provided a grant of 2,930 shares of DTAG restricted stock.

The non-employee directors will also receive the use of two vehicles while serving as a director, together with routine maintenance, tags, and insurance coverage.

Rental cars will be provided to directors without charge for product and service evaluation.